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                                                                    EXHIBIT 21.1

              SUBSIDIARIES OF UNIVERSAL COMPRESSION HOLDINGS, INC.

1.   Universal Compression, Inc. (Texas Corporation)
2.   Universal Compression International, Inc. (Delaware corporation)
3.   Universal Compression de Venezuela Unicom, C.A. (Texas corporation)
4.   Universal Compression Pty., Ltd. (Australia corporation)
5.   Universal Compression International, Ltd. (Cayman corporation)
6.   Universal Compression Finance Company, Ltd. (Cayman corporation)
7.   Universal Compression of Colombia, Ltd. (Cayman corporation)